Exhibit 10.9

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Ernst Teunissen (“Executive”) and Tripadvisor, LLC, a Delaware limited liability company (the “Company”), and is effective as of May 8, 2020 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement effective as of November 9, 2015, as amended effective as of November 28, 2017 (the “Agreement”), to establish the terms and conditions of the Executive’s employment with the Company.

WHEREAS, the Company and Executive desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1.The Agreement is hereby amended to extend the term of the Agreement and to replace Section 2A of the Agreement in its entirety with the following:

“2A.TERM OF AGREEMENT.  The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through May 31, 2022, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.”

2.The Agreement is hereby amended by amending Section 3A and adding the following:

“(e)TARGET PAYMENT.  Subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the Target Payment, the amount of which is to be determined and paid as set forth herein.

(i)	The Target Payment shall equal $7,000,000.00 less the Current Value, determined as of the Calculation Date, whereby:

a.	The Current Value shall equal the sum of (x) the RSU Value plus (y) the Option Value.

b.

The RSU Value shall equal the product of (i) the number of shares of Common Stock in respect of RSUs granted to Executive that have vested during the Target Period multiplied by (ii) the Calculation Date Price, provided that any shares of Common Stock described in clause (i) above that have traded above $34.10 (the “Threshold Price”) for at least one entire trading day shall be treated, for purposes of this calculation, as being multipled by the Threshold Price rather than the Calculation Date Price, provided, further, that the Threshold Price shall be adjusted, as appropriate, for any dividends or stock splits in respect of the Common Stock.

c.

The Option Value shall equal the product of (i) the number of Stock Options granted to Executive that vest during the Target Period multiplied by (ii) for each Stock Option, the positive value difference, if any, between (x) the Calculation Date Closing Price and (y) the respective exercise price of such Stock Option.

d.

For the avoidance of doubt, if the Current Value is greater than or equal to $7,000,000.00, there shall be no Target Payment and no obligation with respect thereto on the part of the Company or Executive.

(ii)	For purposes of this Agreement:

a.

“Calculation Date” means the earliest of (i) May 31, 2022, (ii) the date of termination of Executive’s employment with the Company, other than a termination for Cause or resignation without Good Reason, and (iii) the date of a Change in Control, as defined in the TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan.

b.

“Calculation Date Price” shall mean (i) in the case of a Calculation Date arising pursuant to clauses (i) or (ii) of the definition thereof, the average per share closing price of the Common Stock, as measured based on the per share closing price of the Common Stock for the ten (10) trading days immediately prior to the Calculation Date and (ii) in the case of a Calculation Date arising pursuant to clause (iii) of the definition thereof, the per share closing price of the Common Stock on the Calculation Date.

c.	“Target Period” means the period commencing on May 1, 2020 and ending on the Calculation Date.

d.

The Target Payment shall be considered a Bonus Award pursuant to the TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan and shall be payable, at the Company’s election, in cash, shares of Common Stock or any combination thereof, provided that in the case of a Calculation Date arising pursuant to clause (iii) of the definition thereof, the Bonus Award shall be payable in cash.  All cash payments shall be made by the Company within twenty (20) business days following the Calculation Date.

e.

In the event of (i) a stock dividend, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of TripAdvisor, or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, stock rights offering, liquidation, disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting TripAdvisor, the Company shall make such substitutions or adjustments to the calculation of the Award as are appropriate and equitable to the Eligible Individual to give full effect to this Agreement as intended on the date it was signed.

f.

Executive shall not be eligible to receive any Target Payment and the Company shall have no obligation pursuant to Section 3A(e) in the event that Executive’s employment with the Company is terminated by the Company for Cause or by Executive other than for Good Reason (as defined below).

3.The Agreement is hereby amended by replacing Section 1(d) of the Standard Terms and Conditions to the Employment Agreement in its entirety and replacing it with the following:

“(d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. Upon termination of Executive’s employment prior to the expiration of the Term by the Company without Cause (other than for death or Disability) or by Executive for Good Reason (as defined below), then:

(i) the Company shall continue to pay Executive the Base Salary through the earlier of (x) the end of the Term over the course of the then remaining Term, and (y) 12 months following such termination date (such period, the “Salary Continuation Period” and such payments, the “Cash Severance Payments” in either case) payable in equal biweekly installments and the Company shall pay in cash to Executive (within 10 business days of each applicable monthly period) for each month between the date of termination and the end of the Salary Continuation Period an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and Executive’s eligible dependents to the extent such coverage is then in place, and Executive shall not be eligible for and hereby renounces any claim to any payment or benefit under the TripAdvisor, Inc. Executive Severance Plan and Summary Plan Description, notwithstanding any provision to the contrary therein;

(ii) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations;

(iii) the Company will consider in good faith the payment of an annual bonus on a pro rata basis for the year in which the Termination of Employment occurs, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in a lump sum at the time such annual bonus would otherwise have been paid), provided that if any such termination occurs after the Compensation Committee has approved an annual cash bonus but prior to the payment thereof, the Company shall pay Executive such approved bonus amount, to be made in the ordinary course with other senior executives of the Company; and

(iv) any then-vested options of Executive to purchase TripAdvisor equity, shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the scheduled expiration date of such options.

The expiration of the Term shall not give rise to any payment to Executive or acceleration obligation under this Section 1(d), and shall not entitle Executive to any payment or benefit under the TripAdvisor, Inc. Executive Severance Plan and Summary Plan Description. The payment to Executive of the severance pay or benefits described in Section 1(d) (other than any Accrued Obligations) is contingent upon Executive signing and not revoking a separation and release of the Company and its affiliates in a form substantially similar to that used for senior executives of the Company (the “Release”), and Executive’s compliance with the restrictive covenants set forth in Section 2 (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company). The Release shall be delivered by the Company to the Executive within ten (10) days following Executive’s employment termination date and must become effective no later than sixty (60) days following Executive’s employment termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance. In no event will severance payments or benefits (other than any Accrued Obligations) be paid or provided until the Release becomes effective and irrevocable but in no event shall Executive forfeit Equity Awards that had vested through the date of expiration of the Term other than the Equity Awards for which the vesting was accelerated pursuant to Section 1 of these terms and conditions. Upon the Release becoming effective and irrevocable, any payments delayed from the date Executive terminates employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits that would be considered Deferred Payments (as defined below) will commence to be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline. Executive acknowledges and agrees that the Company’s payment of severance pay and benefits (except Accrued Obligations) constitutes good and valuable consideration for such Release.”

4.The Agreement is hereby amended by replacing Section 1(h) of the Standard Terms and Conditions to the Employment Agreement in its entirety and replacing it with the following:

“(h) OTHER BENEFITS. Upon any termination of Executive’s employment prior to the expiration of the Term, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay, including the TripAdvisor, Inc. Executive Severance Plan and Summary Plan Description, any payments or benefits pursuant to which the Executive hereby renounces).”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Amendment.

TRIPADVISOR, LLC

By:	/s/ Seth J. Kalvert
Seth J. Kalvert,
Manager and Secretary

/s/ Ernst Teunissen
Ernst Teunissen